Exhibit 99.5

AIGO HOLDING LIMITED

Via Edgar

February 24, 2025

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention: Abe Friedman, Theresa Brillant, Rebekah Reed and Dietrich King

Re:	Aigo Holding Limited

Amendment No. 6 to Draft Registration Statement on Form F-1

Submitted January 8, 2025

CIK No. 0002025255

Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Dear Mr. Friedman, Ms. Brillant, Ms. Reed and Mr. King:

The undersigned, Aigo Holding Limited, a foreign private issuer organized under the laws of Cayman Islands (the “Company”), is submitting this letter to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s draft registration statement on Form F-1(the “Draft Registration Statement”), relating to a proposed initial public offering and listing of the Company’s ordinary shares in the United States.

The Company has included in the Draft Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States, as of December 31, 2022 and 2023 and the fiscal years ended December 31, 2022 and 2023, and unaudited interim consolidated financial statements as of September 30, 2024, and for each of the nine-month periods ended September 30, 2023 and 2024.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission may waive the 12-Month Requirement in cases where “the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

In connection with this waiver request, the Company hereby represents that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2024 will be available any earlier than April 2025.

5.	In no event will the Company seek effectiveness of its registration statement on Form F-1if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company has filed this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

/s/ Jiayang Zhong
Jiayang Zhong
Director and Chief Financial Officer